EXHIBIT 99.1

For Additional Information:
CytRx Corporation:	CEOcast, Inc.
Ed Umali (eumali@cytrx.com)	Investor Contacts:
Director of Corporate Communications	Kevin Theiss (ktheiss@ceocast.com)
(310) 826-5648, ext. 309	Cormac Glynn (cglynn@ceocast.com)
(212) 732-4300
CYTRX RECEIVES $24.5 MILLION FROM THE ALS CHARITABLE REMAINDER TRUST IN EXCHANGE FOR A 1%
ROYALTY INTEREST IN WORLDWIDE SALES OF ARIMOCLOMOL FOR ALS
- The Greater Los Angeles Chapter of the ALS Association to Receive the Royalty as
Beneficiary of the Charitable Remainder Trust –
- Revenue To Support CytRx’s Continued Arimoclomol Development for ALS -
- Conference Call Scheduled for Wednesday, September 6 at
4:15 p.m. EST (1:15 p.m. PST) to Discuss Transaction Details -
LOS ANGELES (August 29, 2006) – CytRx Corporation (Nasdaq: CYTR) today announced that it has received $24.5 million in a non-dilutive royalty agreement with the privately-funded ALS Charitable Remainder Trust to fund continued development of the Company’s lead small molecule drug candidate arimoclomol for the treatment of amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease). The ALS Charitable Remainder Trust, under which The Greater Los Angeles Chapter of The ALS Association (ALSA-GLAC) is the charitable remainder beneficiary, will receive a one percent royalty payment from worldwide sales of arimoclomol for the treatment of ALS. This royalty payment would be used to further advance the mission of The Greater Los Angeles Chapter of The ALS Association.
CytRx is currently analyzing data from its Phase IIa clinical trial with arimoclomol for ALS treatment and anticipates reporting results from this study early in the fourth quarter of this year.
“We are pleased and excited that this agreement will enable CytRx to continue its work in developing a drug that we are hopeful will provide new treatments for people with ALS,” said Fred Fisher, president and CEO of the ALSA-GLAC. “This agreement is consistent with The Greater Los Angeles Chapter’s mission to find a cure for ALS and improve the lives of those devastated by this neurodegenerative disease that claims the life of one American every 90 minutes.”

CytRx President and CEO Steven A. Kriegsman commented, “We are exceptionally pleased to receive this financial support that we believe reflects the commitment to find an effective treatment for ALS. As an added benefit, the Greater Los Angeles Chapter of The ALS Association is positioned, as the beneficiary of the ALS Charitable Remainder Trust, to participate along with CytRx and our shareholders in the potential success of arimoclomol. We are also pleased that this arrangement may provide support for The ALS Association’s Greater Los Angeles Chapter’s programs and services for patients with ALS and their families.
“We are delighted by the terms of this transaction that indicate the potential value of arimoclomol as an ALS treatment, as well as its non-dilutive structure that we view as highly beneficial to our shareholders,” added Mr. Kriegsman. “With these funds in place, CytRx is poised to increase the value of arimoclomol through continued late-stage development, including our planned phase IIb clinical trial, without the need for a partner to financially support that development. We retain full control of clinical development and 99 percent of future revenues, while preserving the flexibility to continue to negotiate potential corporate partnerships for ALS research, in addition to other indications. We believe arimoclomol may show promise as a treatment for Huntington’s, Alzheimer’s and Parkinson’s diseases, as well as stroke and cystic fibrosis.”
Arimoclomol is believed to work with the body’s natural defense system, representing an innovative approach to ALS treatment. Earlier this year arimoclomol was cited as one of the “100 Great Investigational Drugs in Development” by the pharmaceutical industry magazine R&D Directions. Arimoclomol was awarded this distinction from thousands of drugs in development. Selection was based on drugs deemed as innovative, first-in-class or clearly advanced compared with those on the market.
Subject to U.S. Food and Drug Administration (FDA) approval, CytRx intends to initiate a Phase IIb efficacy trial in the first half of 2007. Given the severity of ALS and the lack of therapeutic treatment options, CytRx believes that positive efficacy and safety results from the Phase IIb trial could be sufficient for arimoclomol product registration for this indication. Funds received by CytRx from this agreement will support the Company’s planned Phase IIb clinical trial and additional preclinical studies with arimoclomol for the treatment of ALS in preparation for the submission of a new drug application (NDA).

Conference Call
CytRx has scheduled a conference call regarding this announcement to be held Wednesday, September 6, beginning at 4:15 p.m. Eastern Time (1:15 p.m. Pacific Time). Further information on the conference call will be announced.
Arimoclomol Phase II Clinical Program
CytRx is currently conducting a Phase II program with orally administered arimoclomol for the treatment of ALS. The Phase IIa stage of this program, a double-blind, placebo-controlled multi-dose trial, was conducted in 10 clinical centers across the U.S. Phase IIa patients were evaluated while receiving either placebo (a capsule without drug) or one of three dose levels of arimoclomol three times daily for 12 weeks and during a four-week follow-up period without drug.
CytRx expects to report data from the Phase IIa trial early in the 2006 fourth quarter. The primary endpoints of this trial are safety and tolerability. Secondary endpoints include a preliminary evaluation of efficacy using two widely accepted surrogate markers, the revised ALS Functional Rating Scale (ALSFRS-R), which is used to determine a patient’s capacity and independence in 13 functional activities, and Vital Capacity (VC), an assessment of lung capacity. The Phase IIa trial is powered to detect only extreme responses in these two categories.
In January 2006, CytRx initiated an open-label extension of this Phase IIa trial allowing patients who complete the trial to continue treatment with arimoclomol at the highest dose level three times daily for up to an additional six months. The open-label extension is designed to provide additional safety and tolerability data in combination with the Phase IIa trial. Approximately 99% of the patients who completed the Phase IIa trial elected to enroll in the open-label extension trial. The open-label extension trial is expected to be completed in January 2007.
Subject to FDA approval, CytRx intends to initiate a Phase IIb trial in the first half of 2007. This trial is expected to include approximately 390 ALS patients recruited from 30 clinical sites in the United States and Canada and is anticipated to take approximately 18 months to complete after enrollment begins. The Phase IIb trial will be powered to detect more subtle efficacy responses using the surrogate markers ALSFRS-R and VC.
As previously announced, the FDA has granted Fast Track designation and Orphan Drug status to arimoclomol for the treatment of ALS. Fast Track is designed to facilitate the development and expedite the review of a new drug that demonstrates the potential to address a significant unmet medical need for the treatment of a serious or a life-threatening condition. Orphan Drug status holds numerous potential benefits, including opportunities for grant funding towards clinical trial costs, tax advantages, FDA user-fee benefits, seven years of U.S. market exclusivity should the FDA grant marketing approval for the drug, and an added mechanism for more frequent communication with the FDA.
About ALS
ALS is a progressive degeneration of the brain and spinal column nerve cells that control the muscles that allow movement. Over a period of months or years, ALS causes increasing muscle weakness, inability to control movement and problems with speaking, swallowing and breathing. According to the ALS Survival Guide, 50% of ALS patients die within 18 months of diagnosis and 80% die within five years. There are more than 120,000 people living with ALS worldwide.

About the ALS Association, Greater Los Angeles Chapter
The ALS Association, Greater Los Angeles Chapter is an affiliate of The ALS Association (ALSA), the only not-for-profit health organization solely dedicated to the fight against ALS. The Chapter provides movement to those who have lost the ability to walk; communication to those who have lost the ability to speak; support to those who have lost the ability to cope; and a voice and role in the fight against Lou Gehrig’s disease. All services are provided free of charge. The Chapter relies on the generous contributions of concerned foundations, corporations, and community members.
About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high value human therapeutics. The Company owns three clinical-stage compounds based on its small molecule “molecular chaperone” co-induction technology (CCI), as well as a targeted library of 500 small molecule CCI analogs. CytRx has previously announced that a novel polyvalent HIV DNA + protein vaccine exclusively licensed to CytRx and developed by researchers at University of Massachusetts Medical School (UMMS) and Advanced BioScience Laboratories, and funded by the National Institutes of Health, demonstrated very promising interim Phase I clinical trial results that indicate its ability to produce potent antibody responses with neutralizing activity against multiple HIV viral strains. CytRx also has a broad-based strategic alliance with UMMS to develop novel compounds in the areas of ALS, obesity, type 2 diabetes and cytomegalovirus (CMV) using RNAi technology. The Company has a research program with Massachusetts General Hospital, Harvard University’s teaching hospital, to use RNAi technology to develop a drug for the treatment of ALS. CytRx Drug Discovery division, located in Worcester, Mass. focuses on the use of RNAi technologies to develop small molecule and RNAi therapeutics to treat obesity and type 2 diabetes. For more information, visit www.cytrx.com.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such statements include, but are not limited to, statements relating to the expected timing, scope and results of our clinical development and research programs, including the initiation of clinical trials, and statements regarding the potential benefits of our drug candidates and potential drug candidates. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the outcome and timing of CytRx’s Phase II clinical trial for arimoclomol, including the open-label extension of that trial, uncertainties regarding regulatory approvals for future clinical testing of arimoclomol and the scope of the clinical testing that may be required by regulatory authorities for arimoclomol, uncertainties regarding the timing and amount of revenues, if any, that will be realized by CytRx from the commercialization of arimoclomol, the significant time and expense that will be incurred in developing any of the potential commercial applications for arimoclomol and the need for additional capital to fund the development of arimoclomol, risks relating to the enforceability of any patents covering CytRx’s products and to the possible infringement of third party patents by those products, and the impact of third party reimbursement policies on the use of and pricing for CytRx’s products. Additional uncertainties and risks are described in CytRx’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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